Exhibit 99.1

Nektar Therapeutics Reports Financial Results for the Third Quarter of 2015

SAN FRANCISCO, Nov. 5, 2015 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the third quarter ended September 30, 2015.

Cash and investments in marketable securities at September 30, 2015 were $267.8 million as compared to $279.7 million at June 30, 2015. Cash and investments at September 30, 2015 include a $40.0 million milestone payment received from AstraZeneca in Q3 2015 for the first commercial sale of MOVENTIG® (naloxegol) in Germany. Cash and investments at September 30, 2015 do not include the proceeds from the $250 million direct private placement of 7.75% Senior Secured Notes due in 2020, which was closed on October 5, 2015. A portion of the proceeds from these new $250 million Senior Notes were used to redeem fully $125.0 million of 12% Senior Secured Notes due in 2017.

"We have made great progress in advancing our pipeline this year," said Howard W. Robin, President and Chief Executive Officer of Nektar. "MOVANTIK is performing very well with positive feedback from physicians and patients, ADYNOVATE is poised for approval, the NKTR-181 Phase 3 SUMMIT-07 efficacy study is enrolling ahead of schedule and we are exceptionally pleased to report that the FDA cleared the NKTR-214 IND earlier than anticipated. NKTR-214 has the potential to bring a new mechanism – direct and selective stimulation of a patient's cancer-fighting T-cells -- to the next generation of cancer immunotherapies. We expect to dose our first patients shortly at MD Anderson Cancer Center and Yale Cancer Center."

Year-to-date revenue for 2015 was $191.4 million as compared to $181.2 million in the first nine months of 2014. The increase in revenue in the first nine months of 2015 as compared to the same period in 2014 includes the recognition of $90.0 million of the $100.0 million milestone payment from AstraZeneca following the first commercial sale of MOVANTIK in the U.S. and the recognition of the $40.0 million milestone payment from AstraZeneca following the first commercial sale of MOVANTIK in a major European country. In addition, product sales and royalty revenue increased by $9.3 million in the first nine months of 2015 as compared to the same period in 2014. Revenue in the third quarter of 2015 was $60.0 million as compared to $132.9 million in the third quarter of 2014 due to the recognition of a one-time $105 million approval milestone for MOVANTIK in the third quarter of 2014.

Total operating costs and expenses in the third quarter of 2015 were $59.5 million as compared to $52.6 million in the third quarter of 2014. Year-to-date total operating costs and expenses in 2015 were $191.4 million as compared to $160.2 million for the same period in 2014. Total operating costs and expenses increased primarily as a result of increased research and development (R&D) expense.

Research and development expense in the third quarter of 2015 was $43.2 million as compared to $34.2 million in the third quarter of 2014. Year-to-date R&D expense for 2015 was $135.7 million as compared to $109.2 million for the same period in 2014. R&D expense was higher in the third quarter and first nine months of 2015 as compared to the same periods in 2014 primarily due to the initiation of the Phase 3 efficacy trial of NKTR-181 in chronic low back pain and the long-term safety study for NKTR-181. R&D expense for the first nine months of 2015 also increased as a result of IND-enabling and clinical study start-up activities for NKTR-214.

General and administrative expense was $9.5 million in the third quarter of 2015 as compared to $9.1 million in the third quarter of 2014. G&A expense in the first nine months of 2015 was $30.0 million as compared to $28.7 million for the same period in 2014.

Net loss in the third quarter of 2015 was $8.2 million or $0.06 net loss per diluted share as compared to net income of $70.6 million or $0.53 net income per diluted share in the third quarter of 2014. Net loss in the first nine months of 2015 was $27.0 million or $0.21 net loss per diluted share as compared to net loss of $8.2 million or $0.07 net loss per diluted share in the first nine months of 2014.

The company also announced upcoming presentations at the following scientific congresses during the fourth quarter of 2015:

Society for Immunotherapy in Cancer (SITC) 30th Anniversary Annual Meeting, National Harbor, MD:

•	Abstract Title: "Synergistic antitumor activity of the CD122-biased immunostimulatory cytokine NKTR-214 when combined with anti-PD-1 in murine tumor models", Hoch, U., et al.
o	Date: November 6, 2015, 12:45 p.m. — 2:00 p.m. Eastern Time

2015 San Antonio Breast Cancer Symposium, San Antonio, TX:

•	Poster P1-13-02: "Early change in topoisomerase 1 (Top1) positive circulating tumor cells (CTCs) is associated with overall survival (OS) in patients with advanced breast cancer after treatment with etirinotecan pegol", Rugo, H., et al.
o	Poster Session: Advanced Chemotherapy
o	Date: December 9, 2015, 5:00 p.m. – 7:00 p.m. Central Time
•	Poster P4-11-08: "Impact of treatment on quality of life (QOL) in the BEACON study, a randomized phase III trial of etirinotecan pegol (EP) versus Treatment of Physician's Choice (TPC) in patients (pts) with advanced breast cancer (aBC) whose disease has progressed following treatment with an Anthracycline, a Taxane and Capecitabine", Cortes, J., et al.
o	Poster Session: "Psychosocial, Quality of Life, and Educational Aspects: Psychosocial, QOL, and Educational Aspects -- Other"
o	Date: December 11, 2015, 7:30 a.m. — 9:00 a.m. Central Time

Conference Call to Discuss Third Quarter 2015 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, Thursday, November 5, 2015.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Monday, December 7, 2015.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)
Passcode: 65851649 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics has a robust R&D pipeline in pain, oncology, hemophilia and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for MOVANTIK™ (naloxegol), the first FDA-approved once-daily oral peripherally-acting mu-opioid receptor antagonist (PAMORA) medication for the treatment of opioid-induced constipation (OIC), in adult patients with chronic, non-cancer pain. The product is also approved in the European Union as MOVENTIG® (naloxegol) and is indicated for adult patients with OIC who have had an inadequate response to laxatives. The AstraZeneca agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of MOVANTIK and an opioid. NKTR-181, a wholly-owned mu-opioid analgesic molecule for chronic pain conditions, is in Phase 3 development. In hemophilia, ADYNOVATE™ [Antihemophilic Factor (Recombinant)], a longer-acting PEGylated Factor VIII therapeutic has been filed for approval in the U.S. by partner Baxalta Inc. In anti-infectives, Amikacin Inhale is in Phase 3 studies conducted by Bayer Healthcare as an adjunctive treatment for intubated and mechanically ventilated patients with Gram-negative pneumonia.

Nektar's technology has enabled nine approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including AstraZeneca's MOVANTIK™, UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

MOVANTIK™ is a trademark and MOVENTIG® is a registered trademark of the AstraZeneca group of companies.

ADYNOVATE is a trademark of Baxalta Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the potential of MOVANTIK, the enrollment status of the SUMMIT-07 efficacy study of NKTR-181, the projected time-frame for dosing the first patient in the clinical program for NKTR-214, Baxalta's regulatory expectations for ADYNOVATE, and the value and potential of our polymer conjugate technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) the commercial potential of a new drug at the early stages of commercial launch, such as MOVANTIK, is difficult to predict and will have a significant impact on our future results of operation and financial condition; (ii) the timing of the commencement or end of clinical trials and the commercial launch of our drug candidates and those of our partners may be delayed or unsuccessful due to regulatory delays, institutional review board review and approvals, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of our technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (iv) patents may not issue from our patent applications for our drugs (including MOVANTIK and ADYNOVATE) and drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (v) the outcome of any existing or future intellectual property or other litigation related to our drugs and drug candidates and those of our collaboration partners including MOVANTIK and ADYNOVATE. Other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2015. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nektar Investor Inquiries:
Jennifer Ruddock/Nektar Therapeutics	(415) 482-5585
Susie Kim/Argot Partners	(212) 600-1902
Nektar Media Inquiries:
Nadia Hasan/BrewLife	(212) 257-6738

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	September 30, 2015	December 31, 2014 (1)
Current assets:
Cash and cash equivalents	$18,819	$12,365
Short-term investments	249,000	225,459
Accounts receivable, net	2,966	3,607
Inventory	10,352	12,952
Restricted cash	—	25,000
Other current assets	5,214	8,817
Total current assets	286,351	288,200

Property, plant and equipment, net	72,532	70,368
Goodwill	76,501	76,501
Other assets	13,862	6,552
Total assets	$449,246	$441,621

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,279	$2,703
Accrued compensation	12,805	5,749
Accrued clinical trial expenses	11,102	7,708
Other accrued expenses	16,561	6,418
Interest payable	3,167	6,917
Capital lease obligations, current portion	5,883	4,512
Deferred revenue, current portion	20,611	24,473
Senior secured notes, current portion	125,000	—
Other current liabilities	10,690	5,567
Total current liabilities	208,098	64,047

Senior secured notes, less current portion	—	125,000
Capital lease obligations, less current portion	1,335	4,139
Liability related to sale of future royalties	121,147	120,471
Deferred revenue, less current portion	68,941	76,911
Other long-term liabilities	10,672	14,721
Total liabilities	410,193	405,289

Commitments and contingencies

Stockholders' equity:
Preferred stock	—	—
Common stock	13	13
Capital in excess of par value	1,854,210	1,824,195
Accumulated other comprehensive loss	(1,821)	(1,567)
Accumulated deficit	(1,813,349)	(1,786,309)
Total stockholders' equity	39,053	36,332
Total liabilities and stockholders' equity	$449,246	$441,621

(1) The consolidated balance sheet at December 31, 2014 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenue:
Product sales and royalty revenue	$7,427	$6,172	$27,239	$17,980
Non-cash royalty revenue related to sale of future royalties	6,050	6,143	14,752	16,753
License, collaboration and other revenue	46,475	120,556	149,423	146,422
Total revenue	59,952	132,871	191,414	181,155

Operating costs and expenses:
Cost of goods sold	6,760	9,220	25,738	22,235
Research and development	43,229	34,200	135,652	109,240
General and administrative	9,544	9,130	30,031	28,677
Total operating costs and expenses	59,533	52,550	191,421	160,152

Income (loss) from operations	419	80,321	(7)	21,003

Non-operating income (expense):
Interest expense	(4,202)	(4,391)	(12,491)	(13,412)
Non-cash interest expense on liability related to sale of future royalties	(5,226)	(5,203)	(15,428)	(15,725)
Interest income and other income (expense), net	898	126	1,355	535
Total non-operating expense, net	(8,530)	(9,468)	(26,564)	(28,602)

Income (loss) before provision for income taxes	(8,111)	70,853	(26,571)	(7,599)

Provision for income taxes	92	248	469	634
Net income (loss)	$(8,203)	$70,605	$(27,040)	$(8,233)

Net income (loss) per share:
Basic	$(0.06)	$0.55	$(0.21)	$(0.07)

Diluted	$(0.06)	$0.53	$(0.21)	$(0.07)

Weighted average shares outstanding used in computing net income (loss) per share
Basic	132,631	127,504	131,882	126,043

Diluted	132,631	132,177	131,882	126,043

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(27,040)	$(8,233)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash royalty revenue related to sale of future royalties	(14,752)	(16,753)
Non-cash interest expense on liability related to sale of future royalties	15,428	15,725
Stock-based compensation	14,499	12,647
Depreciation and amortization	9,109	9,733
Other non-cash transactions	(1,448)	313
Changes in operating assets and liabilities:
Accounts receivable, net	641	(43,845)
Inventory	2,600	1,757
Other assets	3,843	679
Accounts payable	(525)	(3,670)
Accrued compensation	7,056	(501)
Accrued clinical trial expenses	3,394	(7,262)
Other accrued expenses	949	1,667
Interest payable	(3,750)	(3,750)
Deferred revenue	(11,832)	1,480
Liability related to receipt of refundable milestone payment	—	(70,000)
Other liabilities	3,854	(7,366)
Net cash provided by (used in) operating activities	2,026	(117,379)

Cash flows from investing activities:
Maturities of investments	155,683	171,826
Purchases of investments	(202,870)	(200,160)
Sales of investments	23,778	21,661
Release of restricted cash	25,000	—
Purchases of property, plant and equipment	(8,722)	(6,090)
Net cash used in investing activities	(7,131)	(12,763)

Cash flows from financing activities:
Payment of capital lease obligations	(3,798)	(2,578)
Repayment of proceeds from sale of future royalties	—	(7,000)
Issuance of common stock, net of issuance costs	—	116,536
Proceeds from shares issued under equity compensation plans	15,516	16,168
Net cash provided by financing activities	11,718	123,126

Effect of exchange rates on cash and cash equivalents	(159)	(43)
Net increase (decrease) in cash and cash equivalents	6,454	(7,059)
Cash and cash equivalents at beginning of period	12,365	39,067
Cash and cash equivalents at end of period	$18,819	$32,008

Supplemental disclosure of cash flow information:
Cash paid for interest	$16,095	$16,487

Supplemental schedule of non-cash investing and financing activities:
Accrued debt issuance costs	$8,503	$—